EXHIBIT 99.1

Applied DNA Sciences Signs $250,000 Feasibility Study to Develop Cotton Marker
Protecting $5 Billion Cotton Industry Against Counterfeiting

STONY BROOK, N.Y., July 2, 2007 /Business Wire/ -- Applied DNA Sciences, Inc. (OTC Bulletin Board: APDN), a provider of DNA-based security solutions, today announced that it has entered into an agreement with Supima®, the promotional organization of the American Pima cotton growers, to help it preserve the brand’s reputation as the finest cotton in the world. This agreement provides for APDN to begin a $250,000 feasibility study to be funded by Supima®, to establish authentication methodologies to confirm the Supima cotton content of branded apparel and home fashion products. Upon successful completion of the feasibility study, which is expected to take approximately six months, APDN anticipates offering authentication services to Supima® members for a fee.

Each year, over 115 million bales of cotton are produced around the world. Of this total harvest, less than 1% qualify to carry the Supima® name. All of this cotton would be eligible for authentication services at a variety of points throughout the manufacturing and distribution process, with the potential to strengthen the Supima® brand and to generate substantial revenues for APDN. It is possible that in the future all U.S. cotton (approximately 19 million bales in 2007-2008) could benefit from these authentication services offered by APDN, generating the possibility of millions of dollars of additional revenues for the company.

We are pleased to be working with Supima™ and believe that this contract could have a potential global impact on the entire cotton industry” stated James A Hayward, CEO of APDN. “Because of the complexity of the textile supply chain, especially in apparel, many times the origin and identity of premium fiber content can get lost. Consequently, the origin of the fibers and textiles used in goods is difficult to trace. Having access to DNA-based identification technology would ensure continuity in the cotton fiber identity and protect textiles and garments from counterfeiting and fraud.”

“Supima® cotton is the finest quality cotton produced in the world, an invaluable status that can only be protected if the consumer can be assured that top quality fiber is being used in Supima-branded products.” stated Buxton Midyette, Vice President of Marketing and Promotions of Supima®. “Supima® is the only extra long staple (ELS) cotton in the world whose authenticity is verified at all levels of the manufacturing process. We are very excited to be partnering with APDN, enabling us to better provide manufacturers and consumers with confirmation that they are receiving products made of Supima®” Mr. Midyette continued. “In the past, some textile products labeled or marked as Pima cotton goods were not always made of all Pima cotton. Using DNA, the gold standard of authentication, we will be able to confirm the authenticity of products labeled “Supima®” to a forensic level, ensuring that only 100% Pima cotton is labeled Supima®.“

About Supima®
The name Supima® is an abbreviation for Superior Pima and is a licensed trademark owned by Supima® and its members. It is used to promote textile and apparel products made of 100% American Pima cotton. Pima cotton is used to spin finer count yarns, which can be knitted or woven into softer, finer and more luxurious fabrics. Supima® branded fabrics and textiles have all the desirable characteristics of cotton; comfort, absorbency, easy care, freedom from static cling plus the added qualities of better strength, fineness of hand luster and silkiness. Supima® is a trademark that defines luxury and added value with the most desirable aesthetics in the textile world.

About Applied DNA Sciences, Inc.
Applied DNA Sciences, Inc. provides botanical DNA encryption, embedment and authentication solutions that can help protect companies, governments and consumers from counterfeiting, fraud, piracy, product diversion, identity theft and unauthorized intrusion into physical locations and databases. APDN’s common stock is listed on the Over-The-Counter Bulletin Board under the symbol "APDN".

The statements made by APDN may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-KSB, filed on January 16, 2007 and our subsequent quarterly reports on Form 10-QSB. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

SOURCE Applied DNA Sciences, Inc.
-0-07/02/2007
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